Exhibit 99.2

February 24, 2010

Mr. William A. Ackman
c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, New York 10019

RE: Proposal of Brookfield Asset Management Inc. (“Brookfield”)

Dear Bill:

We appreciate your agreement to provide Brookfield with the letter agreement they required as a condition to making the proposal they are making today. In consideration for your agreement, we hereby amend paragraph 3(b) of our letter agreement, dated June 5, 2009 (the “Letter Agreement”), to read as follows: “(b) seek to ensure that your and their public statements regarding GGP, its management, the Board or any possible restructuring or alternative transaction involving GGP or any of its direct or indirect subsidiaries are coordinated in advance with GGP”.

Very truly yours,

/s/ Adam Metz

Adam Metz

AGREED

/s/ William A. Ackman
William A. Ackman
On his own behalf, and on behalf of
Pershing Square (as defined in the Letter Agreement)